Exhibit 99.1

Duke Energy Carolinas, LLC

Summary of 2023 Rate Case Filing in North Carolina

(Docket E-7 Sub 1276)

•	On January 19, 2023, Duke Energy Carolinas (DEC) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an increase in base rate retail revenues.

•	DEC’s rate request before the NCUC includes a Performance Based Regulation (PBR) Application which includes a Multi-Year Rate Plan (MYRP) and proposes rates for 3 years within the MYRP period as well as residential decoupling and performance incentive metrics.

•	If approved, the overall retail revenue increase is as follows:

	Annual Revenues	Average % Rate Impact
Historic Base Case	$361 million	6.9%
Year 1 – MYRP	$140 million	2.7%
Total Year 1	$501 million	9.5%
Year 2 – MYRP	$172 million	3.3%
Year 3 – MYRP	$150 million	2.9%
Combined Total	$823 million	15.7%

o	The rate case filing requests an overall rate of return of 7.53% based on approval of a 10.4% return on equity (ROE) and a 53% equity component of the capital structure.[1]

o	The historic base case in the filing is based on a North Carolina retail rate base of $19.1 billion as of December 31, 2021, adjusted for known and measurable changes projected through July 31, 2023.

o	Since its previous rate case, Duke Energy Carolinas has reduced its North Carolina Retail annual operating costs by more than $140 million (2018 to 2021). Those savings will be passed on to customers in this case.

o	The MYRP includes impacts of approximately $4.7 billion (NC retail allocation) of capital projects that are projected to go in service over the 3-year MYRP period.

o	In addition to the MYRP, the PBR Application includes an Earnings Sharing Mechanism, Residential Decoupling Mechanism and Performance Incentive Metrics (PIMs) as required by NC House Bill 951.

o	Hearings are expected to commence in August 2023.

o	The Company intends to implement temporary rates subject to refund September 1, 2023 for the historic base case increase and has requested the NCUC approve the requested permanent total Year 1 rates to be effective no later than January 1, 2024.

1 This overall rate of return includes the provisions of the CCR settlement which includes a 150 basis point reduction in the ROE with a 52% equity component for the capital structure allowed for coal ash deferrals during the amortization period.

•	This rate increase is driven by:

Drivers	Revenue Requirement	% of Total Request
Significant historical plant investments and changes, including changes in depreciation rates	$474 million	58%
MYRP projected investments	$462 million	56%
All other changes, including lower O&M costs	$(113) million	(14)%
Rate Increase – Total	$823 million

•	Major capital investments[2] including pro-forma adjustment to reflect known and measurable changes include:

o	Transmission and Distribution (T&D) investments, including Grid improvement investments, of approximately $3.1 billion since the last rate case through the capital cutoff in the base case and $3.5 billion of T&D investments proposed in the MYRP (approximately 75% of MYRP).

o	$319 million of investment in energy storage and solar assets included in MYRP consistent with Carbon Plan order.

o	Nuclear life extensions and accelerated coal plant retirement dates are factored into the depreciation study.

o	Includes estimated Inflation Reduction Act of 2022 (IRA) benefits, associated with solar and storage MYRP investments with a deferral request for any differences between estimated and actual IRA benefits, net of costs. The deferral request includes a request for deferral of actual, future nuclear production tax credits. No estimated nuclear tax production credits have been included in the case.

•	Performance Based Regulation Application

o	MYRP with an Earnings Sharing Mechanism

o	Quarterly reporting required on status of MYRP projects as well as ROE

o	If adjusted annual earnings exceed the authorized ROE plus 50 basis points, the excess earnings will be distributed to customers through a rider.

o	If adjusted annual earnings fall below the authorized ROE, the utility may file a rate case (prior to the end of the MYRP).

o	Residential Decoupling

o	Residential revenues will grow based on growth in number of customers instead of growth in kwh. Decoupling mechanism will break link between earnings and changes in usage per residential customer, including decreases due to NEM/DER and volatility due to weather.

2 Amounts presented represent the NC Retail allocation of project costs

o	One exemption is that growth in sales from EV adoption are proposed to be excluded from the mechanism, to incent the utility to encourage EV adoption.

o	Net lost revenues associated with DSM/EE programs will continue to be recovered through EE rider and therefore will not be included in the decoupling calculation.

o	PIMs and Tracking Metrics

o	DEC already has performance incentives in place for its DSM/EE programs, and therefore is not proposing an additional DSM/EE PIM. The existing DSM/EE incentives are collected through the DSM/EE rider and are excluded from the 1% cap on PIMs under HB951.

o	4 PIMs proposed - Peak Load Reduction, Low-Income, Renewables Integration, and Reliability

o	3 Tracking Metrics – Electric vehicle adoption, Carbon reductions, Customer Service

o	Rewards and Penalties associated with PIMs – potential maximum upside of $12M annually and maximum downside of $12M annually. Amounts associated with PIMs will be collected from or distributed to customers through annual PIMs rider.

•	Coal Ash Compliance Costs:

o	Requests continued regulatory asset treatment for ongoing coal ash closure costs.

o	Includes recovery of approximately $200 million (NC retail) of deferred coal ash closure costs over a 5-year period. Consists of costs from February 2020 – July 2023 which are partially offset by proceeds received from insurance litigation and the CCR Settlement adjustment that was approved by the Commission.

o	Net decrease of $73M in NC retail revenues requested due to earlier tranche of coal ash spend being fully amortized and expiring. Change is included in “All Other Changes” line above.